EXHIBIT 99.1

News	News	News	News	News	News

February 10, 2006
First Financial Bancorp Reports Fourth-Quarter 2005 Earnings
and Updates Strategic Plan
•	Fourth-quarter net earnings of $0.07 per diluted share versus $0.23 in 2004

•	Balance sheet restructuring charge of $6.5 million or $0.10 per share

•	Continued progress in executing strategic plan
HAMILTON, Ohio — First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced fourth-quarter 2005 earnings of $2,834,000 or 7 cents in diluted earnings per share, compared to $10,009,000 or 23 cents in diluted earnings per share for the same period in 2004. First Financial also announced year-to-date earnings of $37,933,000 or 88 cents in diluted earnings per share, compared to $41,118,000 or 94 cents in diluted earnings per share for the same period in 2004. Income from continuing operations was $2,834,000 or 7 cents per diluted share and $10,381,000 or 24 cents per diluted share for the fourth quarter of 2005 and 2004, respectively. Year-to-date income from continuing operations was $30,808,000 or 71 cents per diluted share and $41,101,000 or 94 cents per diluted share for 2005 and 2004, respectively. Year-to-date income from discontinued operations was $7,125,000 or 17 cents per diluted share and $17,000 or no cents per diluted share effect for 2005 and 2004, respectively.
Davis said, “We are very pleased with the progress we’ve made in the implementation of the strategic plan. 2005 was a crucial year of realignment for the organization. We expect 2006 to be another critical year as we finalize this alignment in key production areas, focus on efficiency, and start to realize the success of our strategic plan. Through organizational, balance sheet and personnel restructuring, we are positioning the company to be a high performance, growth oriented company.”
The following items materially impacted performance in the fourth-quarter 2005:
•	Securities impairment charge of $6.5 million or 10 cents per share

•	Restructuring and executive severance of $2.6 million or 4 cents per share

•	Provision expense of $1 million or 2 cents per share due to consumer bankruptcies

•	Gain on sale of mortgage loans of $787,000 or 1 cent per share
Unless otherwise noted, all amounts discussed are pre-tax except income or loss from continuing operations, net income, and per-share data which is presented after-tax.
Income from continuing operations was $2,834,000 or 7 cents per diluted share and $10,381,000 or 24 cents per diluted share for the fourth quarter of 2005 and 2004, respectively. Due to the sale of the Fidelity Federal Savings Bank subsidiary in the third quarter of 2005, there was no fourth-quarter activity from discontinued operations. In the fourth quarter of 2004, the loss from discontinued operations was $372,000 or 1 cent per diluted share. Year-to-date income from continuing operations was $30,808,000 or 71 cents per diluted share and $41,101,000 or 94 cents per diluted share for 2005 and 2004, respectively. Year-to-date income from discontinued operations was $7,125,000 or 17 cents per diluted share and $17,000 or no cents per diluted share effect for 2005 and 2004, respectively. The year-to-date income from discontinued operations included a gain on the sale of discontinued operations of $10,366,000, with a tax effect of $3,628,000, for a net gain of $6,738,000 or 16 cents per diluted share.
Return on average assets for the fourth quarter of 2005 was 0.30 percent, compared to 1.03 percent for the same period in 2004. Return on average shareholders’ equity was 3.20 percent for the fourth quarter of 2005, versus 10.74 percent for the comparable period in 2004. First Financial continues to maintain strong capital with a fourth-quarter 2005 average equity to average assets ratio of 9.44 percent. Year-to-date return on average assets was 1.00 percent compared to 1.05 percent for 2004, while return on average shareholders’ equity was 10.40 percent for 2005 versus 11.21 percent for 2004.
(The preceding overview of First Financial Bancorp’s earnings is supplemented with the following detail:)
Strategic Plan Update:
On March 14, 2005, First Financial announced the strategic plan for the organization. Throughout 2005, a transition year for First Financial, many steps were taken to implement the plan, and the transition will continue in 2006 with additional steps to implement the plan. As the year progresses, initial positive results should begin to be realized. The areas of focus are:
•	Organization restructure

•	Balance sheet restructure

•	Growth plan

•	Efficiency improvement
The organization restructure has already included the completion of several steps in 2005.
•	Announcement of a new senior management team charged with carrying out the strategic vision of the company.

•	The consolidation of six charters into one banking charter to become one company with a common culture.

•	Consolidation of the operational areas of the company to improve efficiency and better serve clients. This process will be completed in the first half of 2006.

•	The commercial credit area was reorganized to include the addition of processes and talent to improve risk management and underwriting, improve commercial real estate expertise, and create a new small business credit process.
The balance sheet restructure includes several elements that have been implemented in 2005 or will be accomplished in 2006. The focus of the balance sheet restructure is to position the company to focus on the core business and product lines of First Financial.
•	On November 2, 2005, First Financial announced a new capital plan with target capital ratios. The target ratios are between 6.75 percent and 7.25 percent for tangible equity to assets, 8.00 percent to 8.50 percent for leverage, and 12.75 percent to 13.25 percent for total risk-based capital.

•	First Financial has repurchased approximately 9.54 percent of its common equity through both daily share repurchases in 2005 and a modified Dutch tender offer completed in the fourth quarter of 2005.

•	The origination of indirect installment lending was discontinued in September of 2005. As a part of this initiative, $42 million in loans were sold at a loss of $1.6 million and the remaining portfolio attrition is approximately $21 million per quarter. At year-end, this portfolio was approximately $173 million.

•	During the fourth quarter approximately $64 million of fixed-rate mortgage loans that no longer fit the risk profile of the company were sold at a gain of $787,000.

•	First Financial has also changed its approach to first mortgage lending. The plan is to originate predominantly secondary market eligible loans and to sell a majority of loans at origination to better manage interest rate risk and to improve net interest margin. In the short-term, this will result in a reduction in the mortgage portfolio and an increase in gain on sale revenue. During the fourth quarter, the retail mortgage portfolio declined by $85.4 million of which $64.0 million was due to the previously mentioned sale of mortgage loans.

•	First Financial expects to execute its previously announced balance sheet restructuring in the first half of 2006, improving its net interest margin and reducing the size of the balance sheet by up to $200 million through the sale of investment securities and the payoff of Federal Home Loan Bank borrowings. As announced, this restructure will include charges in 2005 and 2006 of approximately $6.5 million of securities impairment charges and up to $6.0 million in debt prepayment penalties, respectively, improving the company’s net interest margin by approximately 30 basis points and adding approximately 5 cents in annualized earnings per share beginning in 2006.
The growth plan for the company has several elements. The primary components of the plan for commercial banking are to organize sales staff into defined market areas managed by local market presidents with the authority to make decisions at the point of client contact. In the wealth-management business, the investment management, private banking, and insurance sales staffs are managed as a unit with the intent to provide sales coverage to all markets. The steps taken or planned to implement the growth plan include the following:
•	First Financial has engaged Stealing Share, a firm based in Raleigh, North Carolina, to assist the company in an evaluation of the company’s market position and brand identity in all markets and business lines and to define a brand strategy for the future. This process should be completed in the first half of 2006.

•	Expansion into the metropolitan markets of Dayton and Cincinnati were announced in 2005. In both cases, experienced market presidents were hired.

•	New market presidents were hired for the southeast Indiana, northern Kentucky, Butler/Warren county markets in southwest Ohio and for the Lafayette, Indiana, market. These staff additions were replacements of existing positions.

•	During 2005, 16 new commercial bankers were hired in the northern Kentucky, southwest Ohio, and southeast Indiana markets.

•	The wealth-management group hired 7 new sales staff in the northern Kentucky and southwest Ohio regions of the company to extend and expand this business.
As announced in the strategic plan, First Financial will continue to recruit sales staff, evaluate metropolitan markets for expansion, and consider strategic acquisitions to extend and expand the franchise.
To manage expenses more effectively, First Financial has initiated an aggressive Performance Improvement Plan designed to target its efficiency ratio. First Financial recognizes that its efficiency ratio is in excess of peers and will be reviewing all areas of operation for efficiency opportunities. The objective of this program is to maximize revenue and develop the proper cost structure for the consolidated organization to bring the efficiency ratio back in line with peers. This program has been assigned a full-time senior manager to drive the effort.

Several steps have already been taken in 2005 that will be completed in 2006 to improve the company’s efficiency and effectiveness:
•	Implementation of the charter consolidation that was announced in a press release dated March 14, 2005, was completed in the third quarter of 2005. Costs associated with the operational consolidation element of the plan that were previously announced and originally estimated to be $4.5 million or 7 cents per share have been revised to $3.8 million or 6 cents per share, due to lower employee severance costs. In the fourth quarter of 2005, $1.6 million of these operational consolidation costs were recognized and $3.2 million have been recognized to-date. The remaining costs of the consolidation will be recognized in the first half of 2006. Total expected annualized cost savings from the operational consolidation remain estimated at $4.8 to $5.2 million when fully realized.

•	Fidelity Federal Savings Bank was sold during the third quarter of 2005 for profitability and strategic reasons. First Financial realized a gain on the sale of $10.4 million or 16 cents per diluted share.

•	First Financial has engaged the investment-banking firm of Sandler O’Neill & Partners, L.P. to assist in the evaluation of the branch system. The results of the evaluation will be announced when the process is completed.

•	In 2006, First Financial expects to announce the selection of a new core data-processing system that will provide the platform for delivery of more competitive product features. The selection of a new system and an evaluation of the technology infrastructure are also expected to result in reduced costs.

•	An evaluation will be conducted of all other noninterest expense areas of the company with a focus on improving effectiveness and reducing costs.
Net Interest Income:
Net interest income for the fourth quarter of 2005 was $31.9 million, compared to $34.5 million in the fourth quarter of 2004, a decrease of $2.6 million or 7.45 percent. Net interest income on a linked-quarter basis (fourth quarter of 2005 compared to third quarter of 2005) decreased $1.2 million or 3.63 percent. Net interest income for 2005 on a year-to-date basis decreased $7.2 million or 5.15 percent from the comparable period in 2004. The decreases in all periods (the linked quarter, year-over-year, and full year 2005 over 2004) are due primarily to a managed decline in asset levels and market-rate-driven increases in interest expense.
First Financial’s net interest margin decreased to 3.72 percent in the fourth quarter of 2005 from 3.92 percent in the fourth quarter of 2004. Linked-quarter net interest margin decreased eleven basis points from 3.83 percent to 3.72 percent due to the net effect of asset sales reinvested at lower cash rates. The plan to sell a portion of the indirect installment and mortgage loan portfolios and allow the remaining portfolio of indirect installment loans to pay off has created more liquidity in the short-term than the company would expect in the future.
On a year-to-date basis, net interest margin decreased from 3.97 percent for 2004 to 3.87 percent for 2005. Effects of declines in earning assets were more than offset by rate increases in all periods of comparison except the linked quarter in which the margin impact on the decline in earning assets equaled the rate effect on margin. Rate effects on interest-bearing liabilities for all periods of comparison were negative to the margin.
The combined effects of the asset sensitivity of the balance sheet and the resulting impact of the anticipated balance sheet restructuring should offset continued margin pressure in the near-term. Looking forward, First Financial expects to maintain and grow the net interest margin by altering its product mix to more commercial products and a continued effort to grow core retail deposit transaction accounts.
Average loans, net of unearned income, for the fourth quarter of 2005 decreased 5.45 percent and year-to-date average loan balances decreased 1.11 percent from the comparable periods a year ago. On a linked-quarter basis, average outstanding loan balances decreased 4.53 percent. The decrease in the loan portfolio was affected by the sale of $42 million in indirect marine and recreational vehicle loans at the end of the third quarter of 2005 and the sale in the fourth quarter of approximately $64 million in retail mortgage loans that no longer fit the risk profile of the company. Net of these sales, year-to-date average loans would have increased approximately 1.87 percent and the fourth quarter of 2005 would have decreased approximately 2.54 percent from the comparable periods in 2004. Furthermore, indirect installment originations ceased in the third quarter, resulting in approximately $21 million in runoff of this portfolio. It is the belief of management that the strategic decisions to sell a portion of the indirect portfolio and to discontinue originating indirect installment loans will both reduce risk in the portfolio and provide greater focus to client-centered efforts as we build our business. Additionally, First Financial has made the strategic decision to sell most of the mortgage loan production into the secondary market instead of keeping the loans in its portfolio.
Securities available for sale were $595.4 million at December 31, 2005, compared to $655.1 million at December 31, 2004. The combined investment portfolio was 16.47 percent and 17.05 percent of total assets at December 31, 2005, and December 31, 2004, respectively. In an announcement dated February

1, 2006, the company indicated its intention to sell up to $200 million in investment securities and pay down Federal Home Loan Bank borrowings with the proceeds.
Average deposit balances for the fourth quarter increased $64.9 million or 2.27 percent from the comparable period a year ago due primarily to increases in average interest-bearing checking accounts and time deposits. Average deposits increased 2.12 percent on a year-to-date basis due to increases in noninterest-bearing deposit balances as well as increases in interest-bearing checking accounts and time deposits. The increase in noninterest-bearing deposit accounts marks the successful efforts of focused strategies over the past twelve months. Average deposits have increased 0.64 percent on a linked-quarter basis primarily due to increases in time deposits. Interest expense on deposits increased as a result of overall market rate increases rather than a shift in our competitive position in the markets we serve.
Credit Quality:
The provision for loan losses for the fourth quarter of 2005 was $3.0 million compared to a credit of $587,000 for the same period in 2004. The provision is a result of the quarterly analysis of the adequacy of the allowance for loan losses. Net charge-offs of $2.6 million for the fourth quarter were $957,000 more than the $1.6 million net charge-offs for the fourth quarter of 2004. Year-to-date net charge-offs were $8.2 million in 2005, up $824,000 from the $7.3 million recorded in 2004. Increases in installment loans charged-off were the primary source of the increase in net charge-offs for the fourth quarter of 2005 compared to the same period in 2004. This increase is believed to be directly attributable to the recent change in bankruptcy law with an estimated $1 million in timing-based accelerations of bankruptcy-related charge-offs. The percentage of net charge-offs to average loans for the fourth quarter of 2005 was 0.37 percent compared to 0.23 percent for the same period in 2004. The percentage of net charge-offs to average loans was 0.30 percent for year-to-date 2005 compared to 0.26 percent for the same period in 2004.
Total underperforming assets, which includes nonaccrual loans, restructured loans, other real estate owned, and loans 90 days or more past due and still accruing, increased $10.0 million to $32.9 million at the end of the fourth quarter of 2005 from $22.8 million at the end of the fourth quarter of 2004. On a linked-quarter basis, total underperforming assets increased $3.1 million. This increase is primarily due to a $2.6 million increase in restructured loans, all of which can be attributed to two unrelated commercial loans. These credits have been appropriately considered in establishing the allowance for loan losses at December 31, 2005.

The nonperforming assets to ending loans ratio increased to 1.20 percent as of December 31, 2005, from 0.75 percent as of the end of the fourth quarter of 2004. The increase in nonperforming assets has continued over several quarters and is being addressed by a new chief credit officer and a new chief risk officer with several key initiatives. This level of nonperforming loans remains within a range of acceptability for the company, though at the higher end of that range. While the level of nonperforming assets has increased, charge-off levels and delinquency levels have remained flat to declining over the linked quarter and year-to-year period.
First Financial continued to maintain appropriate risk coverage with an allowance to ending loans ratio of 1.62 percent at quarter end versus 1.61 percent for the same quarter a year ago. It is management’s belief that the allowance for loan losses of $42.5 million is adequate to absorb probable credit losses inherent in the portfolio, and the changes in the allowance and the resultant provision are directionally consistent with changes in asset quality.
Noninterest Income:
Fourth-quarter 2005 noninterest income was $9.4 million, a decrease of $5.2 million or 35.65 percent from the fourth quarter of 2004, due primarily to the impairment of investment securities of $6.5 million recorded in the fourth quarter of 2005. Excluding the effects of the impairment charge, noninterest income increased $1.3 million or 9.08 percent over the same period. The company had quarterly increases in service charges on deposit accounts income of $796,000, bankcard interchange income of $199,000, and gains on the sale of loans of $798,000, primarily from the sale of approximately $64 million in mortgage loans previously held in portfolio that no longer fit the risk profile of the company.
On a linked-quarter basis, total noninterest income was down $4.6 million or 33.05 percent. This decrease was primarily the result of the $6.5 million impairment on investment securities mentioned previously. This decrease was somewhat offset by an increase of $787,000 from a gain on mortgage loans sold in the fourth quarter and a $1.6 million loss on the sale of indirect loans in the third quarter of 2005. Excluding the effects of the loan sales and the impairment on investment securities, noninterest income decreased $487,000 or 3.48 percent which was primarily due to a decrease in executive life insurance income of $233,000 and the change in mortgage servicing rights valuation allowance of $255,000.
Year-to-date noninterest income decreased $6.4 million or 10.70 percent from 2004 due to the impairment on investment securities referred to previously. Gains on the sale of loans decreased $658,000 due to the net effect of the two loan sales previously discussed. Net of these loan sales and the impairment on investment securities, noninterest income was up $793,000 or 1.37 percent over 2004. Other noninterest income decreased $586,000 or 3.20 percent primarily due to a decrease in executive life insurance income of $451,000. These decreases were offset by an increase in bankcard interchange income of $923,000 and an increase in service charges of $372,000.
Noninterest Expense:
Total noninterest expense increased $1.4 million or 3.96 percent for the fourth quarter of 2005 from the fourth quarter of 2004. Salaries and benefits increased $907,000 over this same period due to $2.0 million in severance charges related to staff reductions from the consolidation of departments. As anticipated, professional services increased $683,000 due to consulting fees and employee placement fees. Furniture and equipment decreased $537,000 primarily due to the buyout of computer leases in the third quarter. Excluding the severance and professional services increases, noninterest expense was down $1.3 million or 3.81 percent for the comparable period.
Year-to-date noninterest expenses increased $3.8 million or 2.83 percent, of which $4.4 million is due to non-recurring operational consolidation costs. Salaries and benefits increased $2.2 million or 2.93 percent. Net occupancy increased $1.2 million or 14.61 percent. Professional services expense increased $1.0 million or 19.19 percent. Data-processing expenses decreased $306,000 or 4.62 percent. Other noninterest expenses increased $396,000, which primarily included increases in credit card expense of $638,000 due to increased card usage and legal expense of $397,000, offset by decreases in directors’ fees of $308,000 and gains/losses on the sale of fixed assets of $316,000. Non-recurring costs associated with salaries, data processing, legal and professional and other expenses are $2.8 million, $222,000, $920,000, and $479,000, respectively. Excluding these non-recurring costs, year-to-date noninterest expense was down $621,000 or 0.47 percent.
Other Items:
First Financial repurchased 144,000 of its common shares during the fourth quarter of 2005 under a previously approved program for general corporate purposes. In addition, First Financial repurchased 3,250,000 of its common shares under a modified Dutch auction tender offer in December of 2005. Year-to-date, First Financial has repurchased 4,166,000 shares or 9.54 percent of its shares outstanding since January 1, 2005.
Earnings Conference Call and Webcast
On February 10, 2006, First Financial will host an earnings conference call that will be webcast live at 2:00 p.m. EST. The presenters will be Claude E. Davis, president and chief executive officer, C. Douglas

Lefferson, executive vice president and chief operating officer, and J. Franklin Hall, senior vice president and chief financial officer. Anyone may participate in the conference call by telephoning 1-877-407-8031 (no passcode needed) or by logging on to the company’s website (http://ffbc-oh.com) for a live audio webcast of the call. Click on the Investor Information section and choose the category of News. Listeners should allow an extra five minutes to be connected to the call or webcast. The event will also be archived on the company’s website for one year.
Anyone who wishes to hear a replay of the event by telephone may dial 1-877-660-6853, account number 286, conference ID number 189489 between 5:00 p.m. EST on February 10, 2006, and 11:59 p.m. on February 17, 2006.
A $3.7 billion publicly owned bank holding company with over 4,000 shareholders, First Financial Bancorp has two lines of business. The banking line of business is First Financial Bank, N.A. which has a total of 105 banking centers in Ohio, Michigan, Kentucky and Indiana. The bank operates in different markets under the names First Financial Bank, Community First Bank & Trust, and Sand Ridge Bank. The holding company’s wealth-management line of business includes First Financial Capital Advisors LLC and First Financial Insurance.
This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2004. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the ability of the company to implement its strategic plan, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2004 Form 10-K and other public documents filed with the SEC. These documents are available on our investor relations website at www.ffbc-oh.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in our annual report on Form 10-K for the year ended December 31, 2005, which will be filed with the SEC in the first quarter of 2006.
First Financial Bancorp
P.O. Box 476
Hamilton, OH 45012
Analyst Contact: J. Franklin Hall
513-867-4954
frank.hall@ffbc-oh.com
Media Contact: Cheryl R. Lipp
513-603-3457
cheryl.lipp@comfirst.com

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL DATA
(Dollars in thousand, except per share)
(Unaudited)

			Three months ended			Twelve months ended

	Dec. 31,	Sep. 30,	June 30,	March 31,	Dec. 31,	December 31,
	2005	2005	2005	2005	2004	2005	2004
EARNINGS
Net interest income	$31,939	$33,143	$33,905	$33,980	$34,511	$132,967	$140,182
Earnings from continuing operations	2,834	7,819	9,623	10,532	10,381	30,808	41,101
Earnings from discontinued operations	0	6,665	266	194	(372)	7,125	17
Net earnings	2,834	14,484	9,889	10,726	10,009	37,933	41,118
Earnings per share from continuing operations-basic	$0.07	$0.18	$0.22	$0.24	$0.24	$0.72	$0.94
Earnings per share from continuing operations-diluted	$0.07	$0.18	$0.22	$0.24	$0.24	$0.71	$0.94
Earnings per share from discontinued operations-basic	$0.00	$0.15	$0.01	$0.00	$(0.01)	$0.17	$0.00
Earnings per share from discontinued operations-diluted	$0.00	$0.15	$0.01	$0.00	$(0.01)	$0.17	$0.00
Net earnings per share — basic	$0.07	$0.34	$0.23	$0.25	$0.23	$0.88	$0.94
Net earnings per share — diluted	$0.07	$0.33	$0.23	$0.25	$0.23	$0.88	$0.94

KEY RATIOS
Return on average assets	0.30%	1.50%	1.03%	1.13%	1.03%	1.00%	1.05%
Return on average shareholders’ equity	3.20%	15.64%	10.74%	11.73%	10.74%	10.40%	11.21%
Return on average tangible shareholders’ equity	3.57%	17.32%	11.90%	13.00%	11.91%	11.54%	12.44%
Average shareholders’ equity to average assets	9.44%	9.60%	9.61%	9.62%	9.55%	9.57%	9.40%
Net interest margin	3.72%	3.83%	3.94%	3.98%	3.92%	3.87%	3.97%
Net interest margin (fully tax equivalent)*	3.80%	3.92%	4.03%	4.07%	4.01%	3.96%	4.07%

COMMON STOCK DATA
Average basic shares outstanding	42,069,965	43,166,270	43,502,193	43,601,128	43,708,800	43,084,378	43,818,779
Average diluted shares outstanding	42,180,824	43,262,371	43,575,499	43,673,090	43,762,371	43,172,750	43,880,412
Ending shares outstanding	39,563,480	42,978,981	43,351,903	43,545,285	43,677,236	39,563,480	43,677,236
Market price:
High	$19.30	$19.80	$18.90	$19.25	$17.90	$19.80	$18.82
Low	$17.51	$16.99	$16.90	$16.65	$16.90	$16.65	$15.61
Close	$17.52	$18.61	$18.90	$18.25	$17.50	$17.52	$17.50
Book value	$7.58	$8.59	$8.53	$8.45	$8.50	$7.58	$8.50
Common dividend declared	$0.16	$0.16	$0.16	$0.16	$0.15	$0.64	$0.60

AVERAGE BALANCE SHEET ITEMS
Loans less unearned income	$2,657,156	$2,783,315	$2,795,754	$2,788,075	$2,810,389	$2,755,792	$2,786,864
Investment securities	620,868	625,418	635,982	655,114	685,616	634,227	734,388
Other earning assets	127,701	20,938	17,188	18,141	2,757	46,224	5,833

Total earning assets	3,405,725	3,429,671	3,448,924	3,461,330	3,498,762	3,436,243	3,527,085
Total assets	3,719,197	3,827,395	3,846,259	3,853,336	3,882,052	3,811,223	3,904,332
Noninterest-bearing deposits	433,228	428,881	433,379	425,365	427,357	430,231	405,991
Interest-bearing deposits	2,488,062	2,473,697	2,476,112	2,468,148	2,428,999	2,476,552	2,440,504

Total deposits	2,921,290	2,902,578	2,909,491	2,893,513	2,856,356	2,906,783	2,846,495
Borrowings	418,388	446,939	445,141	464,300	528,829	443,575	563,574
Shareholders’ equity	350,934	367,472	369,477	370,829	370,722	364,631	366,859

CREDIT QUALITY
Ending allowance for loan losses	$42,485	$42,036	$43,506	$44,172	$45,076	$42,485	$45,076
Nonperforming assets:
Nonaccrual	24,961	24,563	20,408	16,033	17,472	24,961	17,472
Restructured	3,408	808	884	885	2,110	3,408	2,110
OREO	3,162	2,595	2,673	2,705	1,481	3,162	1,481

Total nonperforming assets	31,531	27,966	23,965	19,623	21,063	31,531	21,063

Loans delinquent over 90 days	1,359	1,779	764	352	1,784	1,359	1,784

Gross charge-offs:
Commercial	(1,066)	(1,839)	(948)	(824)	(917)	(4,677)	(3,324)
Commercial real estate	(449)	(94)	(12)	(195)	(361)	(750)	(833)
Retail real estate	(220)	(121)	(202)	(353)	(284)	(896)	(1,372)
All other	(1,583)	(1,279)	(1,105)	(1,300)	(1,005)	(5,267)	(6,313)

Total gross charge-offs	(3,318)	(3,333)	(2,267)	(2,672)	(2,567)	(11,590)	(11,842)
Recoveries:
Commercial	212	205	200	531	325	1,148	1,553
Commercial real estate	4	4	9	4	80	21	60
Retail real estate	141	24	48	24	116	237	469
All other	395	279	594	754	437	2,022	2,422

Total recoveries	752	512	851	1,313	958	3,428	4,504

Total net charge-offs	(2,566)	(2,821)	(1,416)	(1,359)	(1,609)	(8,162)	(7,338)

CREDIT QUALITY RATIOS
Allowance to ending loans, net of unearned income	1.62%	1.54%	1.55%	1.59%	1.61%	1.62%	1.61%
Nonperforming assets to ending loans, net of unearned income plus OREO	1.20%	1.02%	0.85%	0.70%	0.75%	1.20%	0.75%
90 days past due to loans, net of unearned income	0.05%	0.07%	0.03%	0.01%	0.06%	0.05%	0.06%
Net charge-offs to average loans, net of unearned income	0.37%	0.40%	0.20%	0.20%	0.23%	0.30%	0.26%

*	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands)
(Unaudited)

			Three months ended,			Twelve months ended,

	Dec. 31,	Sep. 30,	June 30,	March 31,	Dec. 31,	December 31,
	2005	2005	2005	2005	2004	2005	2004
Interest income
Loans, including fees	$42,766	$44,122	$43,370	$42,378	$42,298	$172,636	$166,507
Investment securities
Taxable	5,481	5,219	5,389	5,408	5,675	21,497	24,415
Tax-exempt	1,173	1,221	1,239	1,230	1,307	4,863	5,458

Total investment securities interest	6,654	6,440	6,628	6,638	6,982	26,360	29,873

Interest-bearing deposits with other banks	0	0	0	1	6	1	49
Federal funds sold and securities purchased under agreements to resell	1,297	178	121	104	8	1,700	43

Total interest income	50,717	50,740	50,119	49,121	49,294	200,697	196,472

Interest expense
Deposits	14,015	12,779	11,434	10,426	9,752	48,654	36,827
Short-term borrowings	473	520	507	461	703	1,961	2,574
Long-term borrowings	3,720	3,769	3,781	3,808	3,919	15,078	15,422
Other long-term debt	570	529	492	446	409	2,037	1,467

Total interest expense	18,778	17,597	16,214	15,141	14,783	67,730	56,290

Net interest income	31,939	33,143	33,905	33,980	34,511	132,967	140,182
Provision for loan losses	3,015	1,351	750	455	(587)	5,571	5,978

Net interest income after provision for loan losses	28,924	31,792	33,155	33,525	35,098	127,396	134,204

Noninterest income
Service charges on deposit accounts	5,257	4,944	4,609	4,166	4,461	18,976	18,604
Trust revenues	4,041	3,974	3,879	4,094	4,206	15,988	15,902
Bankcard interchange income	1,621	1,577	1,568	1,420	1,422	6,186	5,263
Gains (losses) from sales of loans	1,239	(1,280)	480	464	441	903	1,561
Gains (losses) from sales of investment securities	0	6	0	(6)	13	0	2
Impairment of investment securities	(6,519)	0	0	0	0	(6,519)	0
Other	3,740	4,788	4,302	4,898	4,032	17,728	18,314

Total noninterest income	9,379	14,009	14,838	15,036	14,575	53,262	59,646

Noninterest expenses
Salaries and employee benefits	20,270	19,353	19,157	18,910	19,363	77,690	75,475
Net occupancy	2,555	2,465	2,241	2,349	2,163	9,610	8,385
Furniture and equipment	1,297	1,694	1,664	1,621	1,834	6,276	7,173
Data processing	1,640	1,627	1,461	1,589	1,650	6,317	6,623
Marketing	704	535	714	511	566	2,464	2,650
Communication	831	758	715	781	710	3,085	2,795
Professional Services	2,088	1,465	1,527	1,386	1,405	6,466	5,425
Amortization of intangibles	220	220	220	220	220	880	876
Other	6,154	6,615	5,886	5,793	6,485	24,448	24,052

Total noninterest expenses	35,759	34,732	33,585	33,160	34,396	137,236	133,454

Income from continuing operations before income taxes	2,544	11,069	14,408	15,401	15,277	43,422	60,396
Income tax (benefit) expense	(290)	3,250	4,785	4,869	4,896	12,614	19,295

Income from continuing operations	2,834	7,819	9,623	10,532	10,381	30,808	41,101

Discontinued operations
Other operating (loss) income	0	(140)	416	307	(606)	583	(21)
Gain on discontinued operations	0	10,366	0	0	0	10,366	0

Income (loss) from discontinued operations before income taxes	0	10,226	416	307	(606)	10,949	(21)
Income tax expense (benefit)	0	3,561	150	113	(234)	3,824	(38)

Income (loss) from discontinued operations	0	6,665	266	194	(372)	7,125	17

Net earnings	$2,834	$14,484	$9,889	$10,726	$10,009	$37,933	$41,118

ADDITIONAL DATA — FULLY TAX EQUIVALENT NET INTEREST INCOME*

Interest income	$50,717	$50,740	$50,119	$49,121	$49,294	$200,697	$196,472
Tax equivalent adjustment	723	746	756	758	773	2,983	3,230

Interest income — tax equivalent	51,440	51,486	50,875	49,879	50,067	203,680	199,702
Interest expense	18,778	17,597	16,214	15,141	14,783	67,730	56,290

Net interest income — tax equivalent	$32,662	$33,889	$34,661	$34,738	$35,284	$135,950	$143,412

*	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	Dec. 31,	Dec. 31,
	2005	2004
ASSETS
Cash and due from banks	$163,281	$152,437
Interest-bearing deposits with other banks	0	495
Federal funds sold and securities purchased under agreements to resell	98,000	12,049
Investment securities, held-to-maturity	12,555	12,809
Investment securities, available-for-sale	595,428	655,129
Loans
Commercial	582,594	635,489
Real estate-construction	86,022	86,345
Real estate-commercial	646,079	618,145
Real estate-retail	772,334	860,785
Installment, net of unearned income	515,200	580,150
Credit card	22,936	21,894
Lease financing	2,258	5,229

Total loans	2,627,423	2,808,037
Less
Allowance for loan losses	42,485	45,076

Net loans	2,584,938	2,762,961
Premises and equipment	73,025	66,216
Goodwill	28,116	28,444
Other intangibles	7,920	7,838
Other assets	127,545	113,112
Assets related to discontinued operations	0	105,181

Total Assets	$3,690,808	$3,916,671

LIABILITIES
Deposits
Noninterest-bearing	$440,988	$438,367
Interest-bearing	2,484,451	2,467,498

Total deposits	2,925,439	2,905,865
Short-term borrowings	111,634	148,194
Federal Home Loan Bank long-term debt	286,655	330,356
Other long-term debt	30,930	30,930
Accrued interest and other liabilities	36,269	32,697
Liabilities related to discontinued operations	0	97,174

Total Liabilities	3,390,927	3,545,216

SHAREHOLDERS’ EQUITY
Common stock	394,987	395,521
Retained earnings	75,357	65,095
Accumulated comprehensive income	(7,876)	(3,123)
Restricted stock awards	(2,380)	(3,073)
Treasury stock, at cost	(160,207)	(82,965)

Total Shareholders’ Equity	299,881	371,455

Total Liabilities and Shareholders’ Equity	$3,690,808	$3,916,671

ADDITIONAL DATA — RISK BASED CAPITAL

	Dec. 31,	Sep. 30,	June 30,	March 31,	Dec. 31,
	2005	2005	2005	2005	2004
Tier 1 Capital	$299,680	$369,735	$367,347	$368,695	$367,116
Tier 1 Ratio	11.49%	13.93%	13.10%	13.26%	13.05%
Total Capital	$332,458	$403,044	$402,523	$403,580	$402,400
Total Capital Ratio	12.75%	15.19%	14.36%	14.51%	14.31%
Total Risk-Adjusted Assets	$2,608,167	$2,653,795	$2,803,792	$2,781,513	$2,812,898
Leverage Ratio	8.12%	9.74%	9.63%	9.65%	9.54%

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

			Quarterly Averages			Year-to-Date Averages

	Dec. 31,	Sep. 30,	June 30,	March 31,	Dec. 31,	December 31,
	2005	2005	2005	2005	2004	2005	2004
ASSETS
Cash and due from banks	$129,663	$124,833	$121,289	$119,590	$115,467	$123,874	$114,779
Interest-bearing deposits with other banks	0	0	0	149	839	37	2,158
Federal funds sold and securities purchased under agreements to resell	127,701	20,938	17,188	17,992	1,918	46,187	3,675
Investment securities	620,868	625,418	635,982	655,114	685,616	634,227	734,388
Loans
Commercial	575,075	612,119	610,727	618,700	627,717	604,058	647,147
Real estate-construction	96,529	96,211	83,903	84,022	93,874	90,217	80,627
Real estate-mortgage	1,436,013	1,470,130	1,490,867	1,483,108	1,477,874	1,469,901	1,466,807
Installment	525,350	580,409	585,856	576,973	584,340	567,042	563,316
Credit card	21,517	21,220	20,537	20,549	20,631	20,959	20,384
Lease financing	2,672	3,226	3,866	4,727	5,961	3,616	8,615

Total loans	2,657,156	2,783,315	2,795,756	2,788,079	2,810,397	2,755,793	2,786,896
Less
Unearned income	0	0	2	4	8	1	32
Allowance for loan losses	41,741	42,630	43,996	44,823	47,453	43,287	46,869

Net loans	2,615,415	2,740,685	2,751,758	2,743,252	2,762,936	2,712,505	2,739,995
Premises and equipment	72,351	71,256	68,775	67,098	64,078	69,888	60,802
Other assets	153,199	159,353	148,687	144,971	142,304	151,596	138,515
Assets related to discontinued operations	0	84,912	102,580	105,170	108,894	72,909	110,020

Total Assets	$3,719,197	$3,827,395	$3,846,259	$3,853,336	$3,882,052	$3,811,223	$3,904,332

LIABILITIES
Deposits
Interest-bearing	$180,999	$187,458	$159,332	$159,949	$130,648	$172,035	$153,783
Savings	1,018,271	1,031,441	1,055,357	1,048,855	1,051,813	1,038,378	1,046,077
Time	1,288,792	1,254,798	1,261,423	1,259,344	1,246,538	1,266,139	1,240,644

Total interest-bearing deposits	2,488,062	2,473,697	2,476,112	2,468,148	2,428,999	2,476,552	2,440,504
Noninterest-bearing	433,228	428,881	433,379	425,365	427,357	430,231	405,991

Total deposits	2,921,290	2,902,578	2,909,491	2,893,513	2,856,356	2,906,783	2,846,495
Borrowed funds
Short-term borrowings	72,132	96,904	90,653	104,477	166,939	90,969	210,943
Federal Home Loan Bank long-term debt	315,326	319,105	323,558	328,893	330,960	321,676	321,701
Other long-term debt	30,930	30,930	30,930	30,930	30,930	30,930	30,930

Total borrowed funds	418,388	446,939	445,141	464,300	528,829	443,575	563,574
Accrued interest and other liabilities	28,585	32,694	27,748	27,517	25,974	29,149	25,920
Liabilities related to discontinued operations	0	77,712	94,402	97,177	100,171	67,085	101,484

Total Liabilities	3,368,263	3,459,923	3,476,782	3,482,507	3,511,330	3,446,592	3,537,473

SHAREHOLDERS’ EQUITY
Common stock	395,001	395,060	395,248	395,413	395,533	395,179	395,587
Retained earnings	80,135	74,114	70,396	66,243	61,389	72,764	56,308
Accumulated comprehensive income	(8,323)	(6,301)	(6,622)	(3,662)	(322)	(6,240)	(641)
Restricted stock awards	(2,748)	(3,287)	(3,304)	(2,851)	(3,447)	(3,048)	(3,855)
Treasury stock, at cost	(113,131)	(92,114)	(86,241)	(84,314)	(82,431)	(94,024)	(80,540)

Total Shareholders’ Equity	350,934	367,472	369,477	370,829	370,722	364,631	366,859

Total Liabilities and Shareholders’ Equity	$3,719,197	$3,827,395	$3,846,259	$3,853,336	$3,882,052	$3,811,223	$3,904,332